Filed  Pursuant to Rule 424(b)(4)
                                                      Registration No. 333-65526


                          Prospectus Supplement No. 10
                       To Prospectus Dated August 31, 2001

                                  $175,000,000

                                  ------------

                               EMCORE Corporation
                   5% Convertible Subordinated Notes Due 2006
           and the Common Stock Issuable Upon Conversion of the Notes

          This prospectus supplement relates to the resale by the selling securityholders of 5% convertible subordinated notes due 2006 of EMCORE Corporation and the shares of common stock, no par value, of EMCORE Corporation issuable upon the conversion of the notes.

          This prospectus supplement should be read in conjunction with the prospectus dated August 31, 2001, and the prospectus supplements dated September 18, 2001, October 10, 2001, October 30, 2001, November 30, 2001, January 10,
2002, February 1, 2002, May 22, 2002, June 11, 2002 and September 3, 2002, which are to be delivered with the prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given them in the prospectus.

          The table below sets forth information as of the date hereof concerning beneficial ownership of the notes of the selling securityholders as listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.

                                       Principal Amount of
                                        Maturity of Notes     Percentage of     Number of Shares     Percentage of
                                       Beneficially Owned        Notes           of Common Stock      Common Stock
Name                                    that May be Sold       Outstanding     That May Be Sold(1)   Outstanding(2)(3)
--------------------------------       -------------------    -------------    -------------------   -----------------
Goldman, Sachs & Company                   $1,750,000              1%                 35,887                 *
295 Chipeta Way, 4th Floor
Salt Lake City, Utah 84108

---------------
*    Less than 1%

(1) Assumes conversion of all the holder's notes at a conversion price of $48.7629 per share of common stock. However, this conversion price will be subject to adjustment as described in the accompanying prospectus under "Description of Notes-Right of Conversion." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 35,408,474 shares of common stock outstanding as of August 24, 2001. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

(3) The amounts presented herein are in addition to those reported by the selling securityholders in the accompanying prospectus dated August 31, 2001 and the accompanying prospectus supplements dated September 18, 2001, October 10, 2001, October 30, 2001, November 30, 2001, January 10, 2002
     February 1, 2002, May 22, 2002, June 11, 2002 and September 30, 2002.

                               -------------------

INVESTING IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 10 OF THE ACCOMPANYING PROSPECTUS.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               -------------------

           The date of this Prospectus Supplement is October 9, 2002.


                                      -2-